Exhibit 99.1

INVESTORS TITLE COMPANY ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS

     Contact:  Elizabeth B. Lewter
February 14, 2023
Telephone: (919) 968-2200
        Nasdaq Symbol: ITIC
FOR IMMEDIATE RELEASE:

Chapel Hill, NC – Investors Title Company today announced results for the fourth quarter and year ended December 31, 2022.  For the quarter, net income decreased 60.2% to $7.5 million, or $3.97 per diluted share, versus $18.9 million, or $9.94 per diluted share, in the prior year period.  For the year, net income decreased 64.3% to $23.9 million, or $12.59 per diluted share, versus $67.0 million, or $35.28 per diluted share, in the prior year.

Revenues for the quarter decreased 28.1% to $65.5 million, compared to $91.0 million in the prior year period, primarily as a result of a 32.1% decrease in net premiums written, a $5.9 million decrease in the change in the estimated fair value of equity security investments, and a loss in other investments.  These factors were partially offset by net realized gains in our equity portfolio, increases in escrow fees and other title-related fees, and higher levels of revenue derived from non-title services.  The reduction in net premiums written is attributable to an overall decline in the level of real estate transaction volumes resulting from higher average mortgage interest rates.  Although overall premium revenue declined, escrow and other title-related fees increased 27.1% due to an increase in business in markets that generate escrow income, and fee income associated with commercial activity.  Revenues from non-title services increased 97.8% due to increases in income from like-kind exchange revenues.  Realized gains from sales of equity securities were $2.4 million higher than the prior year quarter.

Operating expenses decreased 16.3% compared to the prior year quarter, mainly due to a 39.5% decline in commissions to agents commensurate with the decrease in agent premium volume.  Personnel expenses were 29.5% higher than the prior year due to staffing of new offices and hiring to support growth initiatives.  Office expenses increased 11.8% in support of expanding our geographic footprint.

Income before income taxes decreased 61.2% to $9.3 million compared with $23.9 million for the prior year quarter.  Excluding the impact of changes in the estimated fair value of equity security investments, adjusted income before income taxes (non-GAAP) decreased 53.7% to $7.5 million versus $16.2 million for the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

For the year, revenues decreased 14.0% to $283.4 million compared with $329.5 million for the prior year.  Operating expenses increased 3.6% to $253.3 million compared with $244.6 million for the prior year period, mainly due to increases in personnel and office, technology and other operating expenses, partially offset by a decrease in commissions.  Income before income taxes decreased 64.6% to $30.1 million compared with $84.9 million for the prior year.  Excluding the impact of changes in the estimated fair value of equity security investments, adjusted income before income taxes (non-GAAP) decreased 27.0% to $51.1 million versus $70.0 million for the prior year (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).  Aside from a non-recurring gain on the sale of property in the prior year period and an increase in technology and other operating expenses, overall results for the year-to-date period have been shaped predominantly by the same factors that affected the fourth quarter.

Chairman J. Allen Fine commented, “The impact of Federal Reserve efforts to fight inflation by slowing economic activity came into sharper focus in the fourth quarter.  The rapid rise in mortgage interest rates over the course of the year and the appreciation in home prices in recent years combined to dampen financial results for the fourth quarter relative to the record performance of the prior year.  Home prices have increased nearly 40% following the pandemic, and mortgage rates doubled since the beginning of 2022.  Although home prices in most of our key markets seem to be largely holding steady, transaction volumes were more impacted by these recent trends.

“Despite these challenging economic conditions, we reported another year of solid operating results in 2022.  The level of claims activity remained low, and we are seeing a partial offset to Fed policy in the opportunity to earn a higher level of return on our investment portfolio from the highest level of interest rates available in over a decade.  Operationally we are also benefitting from growth initiatives of the last several years.

“While we expect these market headwinds to persist for a while, there are some positive signs on the horizon.  Inflation data has moderated in recent months and this recent trend may enable the Fed to moderate or cease its inflation fighting program in the upcoming months.  In anticipation of this, mortgage rates have already fallen slightly from their peak in December.  We believe this should help affordability and provide support to the market going forward.

“Real estate markets are cyclical in nature due in part to sensitivity to changes in interest rates and their impact on borrowing costs.  Downturns in market activity require companies to make appropriate adjustments.  We are focused on maintaining a disciplined management approach balancing both the need for shorter term cost control with an appropriate level of investment in longer term growth opportunities.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies.   The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Cautionary Statements Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends.  Such statements include, among others, any statements regarding the Company’s expected performance for this year,  future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results.  Such risks and uncertainties include, without limitation:  the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulations; changes in the economy; the potential impact of inflation and responses by government regulators, including the Federal Reserve; the impact of the COVID-19 pandemic (including any of its variants) on the economy and the Company’s business; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission, and in subsequent filings.

# # # #

Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2022 and 2021
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues:
Net premiums written	$49,223	$72,536	$248,632	$273,885
Escrow and other title-related fees	4,485	3,530	21,721	13,678
Non-title services	5,410	2,735	14,524	9,667
Interest and dividends	1,649	966	4,704	3,773
Other investment (loss) income	(720)	2,310	3,896	6,920
Net realized investment gains	3,469	1,098	9,735	1,869
Changes in the estimated fair value of equity security investments	1,761	7,668	(20,961)	14,934
Other	217	200	1,141	4,772
Total Revenues	65,494	91,043	283,392	329,498

Operating Expenses:
Commissions to agents	24,405	40,357	121,566	142,815
Provision for claims	803	666	4,255	5,686
Personnel expenses	21,593	16,669	85,331	64,193
Office and technology expenses	4,393	3,931	17,323	13,059
Other expenses	5,026	5,528	24,809	18,813
Total Operating Expenses	56,220	67,151	253,284	244,566

Income before Income Taxes	9,274	23,892	30,108	84,932

Provision for Income Taxes	1,748	4,980	6,205	17,912

Net Income	$7,526	$18,912	$23,903	$67,020

Basic Earnings per Common Share	$3.97	$9.98	$12.60	$35.38

Weighted Average Shares Outstanding – Basic	1,897	1,895	1,897	1,894

Diluted Earnings per Common Share	$3.97	$9.94	$12.59	$35.28

Weighted Average Shares Outstanding – Diluted	1,897	1,903	1,898	1,900

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2022 and 2021
(in thousands)
(unaudited)

	December 31, 2022	December 31, 2021
Assets

Cash and cash equivalents	$35,311	$37,168

Investments:
Fixed maturity securities, available-for-sale, at fair value	53,989	79,791
Equity securities, at fair value	51,691	76,853
Short-term investments	103,649	45,930
Other investments	18,368	20,298
Total investments	227,697	222,872

Premiums and fees receivable	19,047	22,953
Accrued interest and dividends	872	817
Prepaid expenses and other receivables	11,095	11,721
Property, net	17,785	13,033
Goodwill and other intangible assets, net	17,611	15,951
Lease assets	6,707	5,202
Other assets	2,458	1,771
Current income taxes recoverable	1,174	—
Total Assets	$339,757	$331,488

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$37,192	$36,754
Accounts payable and accrued liabilities	47,050	43,868
Lease liabilities	6,839	5,329
Current income taxes payable	—	3,329
Deferred income taxes, net	7,665	13,121
Total liabilities	98,746	102,401

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,897 and 1,895 shares issued and outstanding as of December 31, 2022 and 2021, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	240,811	225,861
Accumulated other comprehensive income	200	3,226
Total stockholders’ equity	241,011	229,087
Total Liabilities and Stockholders’ Equity	$339,757	$331,488

Investors Title Company and Subsidiaries
Direct and Agency Net Premiums Written
For the Three and Twelve Months Ended December 31, 2022 and 2021
(in thousands)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	%	2021	%	2022	%	2021	%
Direct	$16,230	33.0	$19,363	26.7	$85,676	34.5	$82,085	30.0

Agency	32,993	67.0	53,173	73.3	162,956	65.5	191,800	70.0

Total	$49,223	100.0	$72,536	100.0	$248,632	100.0	$273,885	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Twelve Months Ended December 31, 2022 and 2021
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance.  This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net income under GAAP.  Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations.  The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information.  This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Revenues
Total revenues (GAAP)	$65,494	$91,043	$283,392	$329,498
(Subtract) Add: Changes in the estimated fair value of equity security investments	(1,761)	(7,668)	20,961	(14,934)
Adjusted revenues (non-GAAP)	$63,733	$83,375	$304,353	$314,564

Income before Income Taxes
Income before income taxes (GAAP)	$9,274	$23,892	$30,108	$84,932
(Subtract) Add: Changes in the estimated fair value of equity security investments	(1,761)	(7,668)	20,961	(14,934)
Adjusted income before income taxes (non-GAAP)	$7,513	$16,224	$51,069	$69,998